Exhibit 99.1

Point and Redwood Trust Announce Issuance of $146 Million Home Equity Investment Securitization

First Securitization Backed Entirely by Home Equity Investments (HEIs) Marks Major Milestone

for Rapidly Growing Asset Class

Palo Alto and Mill Valley, Calif. – Tuesday, October 12, 2021 – Point, a leading financial technology platform that allows homeowners to unlock home equity wealth, and Redwood Trust, Inc. (NYSE: RWT), a leader in expanding access to housing for homebuyers and renters, today announced they have completed the first ever securitization backed entirely by residential Home Equity Investment (“HEI”) agreements, issuing approximately $146 million of asset backed securities. The transaction, Point Securitization Trust 2021-1, closed on September 23, 2021. Co-sponsoring the transaction with a subsidiary of Redwood, Point was the originator of all the HEIs in the securitization and will continue to service the assets.

The securitization is structured as approximately $120 million of unrated senior class A-1 securities and approximately $26 million of unrated class A-2 securities. Nomura Securities International Inc. was sole-structuring agent and sole-bookrunner for the issuance.

“Homeowners across the country are turning to Home Equity Investments (“HEIs”) in record numbers to unlock more than $20 trillion in illiquid wealth tied up in their homes,” said Eddie Lim, co-founder and CEO of Point. “This first-of-its-kind securitization is a testament to the investments we’ve made in Point’s technology platform, homeowner education, and seamless execution. By providing liquidity to existing investors and access to HEIs for new investors, the securitization will be instrumental in making it possible for Point to help more homeowners improve their financial health.”

Prior to this securitization, investors relied on fund vehicles and forward flow purchasing agreements to deploy capital in the HEI asset class. This securitization structure signifies greater liquidity for issuers and unique access to assets for end investors.

Bo Stern, Head of Portfolio Strategy and Risk for Redwood Trust, said, “We are excited to co-sponsor the first Home Equity Investment securitization. This inaugural transaction opens a new door for investors to access one of the largest investable markets in the world, while enabling homeowners to participate in the benefits of home price appreciation without having to sell their homes. HEIs also represent a sizable new market opportunity for Redwood as we continue to evolve and diversify our revenue sources and disrupt the housing market. Our collaboration with Point furthers our continued ability to drive innovative technology within housing finance and to create more financing alternatives for homeowners.”

HEIs are an important new type of shared equity financing for homeowners and have gained significant traction in recent years. Homeowners ascribe value to not facing a monthly repayment obligation and the risk-sharing structure allows investors and homeowners to share in home price changes. Housing economists have advanced the case for HEIs as drivers of housing finance stability for many years.

About Point

Point makes it simpler for all homeowners to unlock their equity. With a Home Equity Investment (HEI) from Point, homeowners can eliminate debt, get through periods of financial hardship, and diversify their wealth. For investors, Point provides access to a previously untapped asset class in the residential real estate space. Founded in 2015 by Eddie Lim, Eoin Matthews and Alex Rampell, Point is backed by top investors including Andreessen Horowitz, Ribbit Capital, Greylock Partners, Bloomberg Beta, Redwood Trust, Atalaya Capital Management, Kingsbridge Wealth Management, and Prudential. For more information, please visit www.point.com.

About Redwood Trust

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit. Our operating platforms occupy a unique position in the housing finance value chain, providing liquidity to growing segments of the U.S. housing market not served by government programs. We deliver customized housing credit investments to a diverse mix of investors, through our best-in-class securitization platforms; whole-loan distribution activities; and our publicly traded shares. Our consolidated investment portfolio has evolved to incorporate a diverse mix of residential, business purpose and multifamily investments. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. Since going public in 1994, we have managed our business through several cycles, built a track record of innovation, and a best-in-class reputation for service and a common-sense approach to credit investing. Redwood Trust is internally managed and structured as a real estate investment trust ("REIT") for tax purposes. For more information about Redwood Trust, visit our website at www.redwoodtrust.com or connect with us on LinkedIn, Twitter, or Facebook.

Contacts

For Point:

Ray Young

Razor Sharp PR

Phone: 512-633-6855

Email: ray@razorsharppr.com

For Redwood Trust:

Investor Relations

Lisa Hartman – SVP, Head of Investor Relations

Phone: 866-269-4976

Email: investorrelations@redwoodtrust.com

Media Relations

Sard Verbinnen & Co

Email: Redwood-SVC@sardverb.com